     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 1994

                                                REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            APPLIED MATERIALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                     94-1655526
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

      3050 BOWERS AVENUE, SANTA CLARA, CALIFORNIA 95054     (408) 727-5555
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                JAMES C. MORGAN
         CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER
                            APPLIED MATERIALS, INC.
      3050 BOWERS AVENUE, SANTA CLARA, CALIFORNIA 95054     (408) 727-5555
    (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF AGENT FOR
                                    SERVICE)

                            ------------------------

                                   COPIES TO:

           DONALD A. SLICHTER, ESQ.                         JOHN A. FORE, ESQ.
            DANA M. KETCHAM, ESQ.                  WILSON, SONSINI, GOODRICH & ROSATI,
        ORRICK, HERRINGTON & SUTCLIFFE                   PROFESSIONAL CORPORATION
              400 SANSOME STREET                           TWO PALO ALTO SQUARE
       SAN FRANCISCO, CALIFORNIA 94111                 PALO ALTO, CALIFORNIA 94306

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
                                                                        PROPOSED
                                                        PROPOSED        MAXIMUM
                                         AMOUNT         MAXIMUM        AGGREGATE      AMOUNT OF
      TITLE OF EACH CLASS OF             TO BE       OFFERING PRICE     OFFERING    REGISTRATION
    SECURITIES TO BE REGISTERED      REGISTERED(1)      PER UNIT      PRICE(1)(2)        FEE
- -------------------------------------------------------------------------------------------------
Debt Securities and Common Stock,
  par value, $0.01 per share(3)....       (4)             (4)         $250,000,000     $86,207
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

(1) Or, (i) if any Debt Securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price equal to the amount to be registered or (ii) if any Debt Securities are issued with a principal amount denominated in a foreign currency or composite currency, such principal amount as shall result in an aggregate initial offering price equivalent thereto in United States dollars at the time of initial offering.

(2) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Exclusive of accrued interest, if any on the Debt Securities.

(3) Includes Rights to purchase Common Stock which, prior to certain events, will not be exercisable or evidenced separately from the Common Stock.

(4) Not applicable pursuant to General Instruction II(D) to Form S-3 under the Securities Act of 1933.

                            ------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               INTRODUCTORY NOTE

     This Registration Statement includes a Base Prospectus relating to Debt Securities or Common Stock of the Company with an initial public offering price of up to $250,000,000. This Registration Statement also contains two Prospectus Supplements, one related to $100,000,000 of Debt Securities and the other related to 2,000,000 shares of Common Stock, each of which is intended to comply with the requirements of Rule 430A. The Company may use either or both of the Prospectus Supplements either as Preliminary Prospectus Supplements prior to effectiveness, or if the Company intends to offer securities immediately upon effectiveness.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS SUPPLEMENT (Subject to Completion, Issued March  , 1994)

(To Prospectus Dated March      , 1994)

                                  $100,000,000

                         [LOGO]      APPLIED MATERIALS
                               % SENIOR NOTES DUE 2004
                            ------------------------
                   Interest payable March 15 and September 15

                            ------------------------
THE SENIOR NOTES WILL MATURE ON MARCH     , 2004. THE SENIOR NOTES WILL NOT BE
REDEEMABLE PRIOR TO MATURITY AND WILL NOT BE SUBJECT TO ANY SINKING FUND. THE
  SENIOR NOTES WILL BE REPRESENTED BY GLOBAL SECURITIES REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (THE "DEPOSITARY") OR ITS NOMINEE.
    INTERESTS IN SUCH GLOBAL SECURITIES WILL BE SHOWN ON, AND TRANSFER
    THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY THE
     DEPOSITARY AND ITS PARTICIPANTS. EXCEPT AS DESCRIBED HEREIN, SENIOR
     NOTES IN DEFINITIVE FORM WILL NOT BE ISSUED. SETTLEMENT FOR THE
       SENIOR NOTES WILL BE MADE IN IMMEDIATELY AVAILABLE FUNDS. SO LONG
       AS THE SENIOR NOTES ARE REGISTERED IN THE NAME OF THE DEPOSITARY
        OR ITS NOMINEE, THE SENIOR NOTES WILL TRADE IN THE DEPOSITARY'S SAME-DAY FUNDS SETTLEMENT SYSTEM AND SECONDARY MARKET TRADING
        ACTIVITY IN THE SENIOR NOTES WILL THEREFORE SETTLE IN
          IMMEDIATELY AVAILABLE FUNDS. SEE "DESCRIPTION OF THE SENIOR
          NOTES."
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
      THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
       OFFENSE.
                            ------------------------
                       PRICE      % AND ACCRUED INTEREST
                            ------------------------

                                                               UNDERWRITING
                                           PRICE TO            DISCOUNTS AND          PROCEEDS TO
                                           PUBLIC(1)          COMMISSIONS(2)         COMPANY(1)(3)
                                     --------------------- --------------------- ---------------------
Per Senior Note.....................           %                     %                     %
Total...............................           $                     $                     $

- ---------------

    (1) Plus accrued interest from March     , 1994.

    (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    (3) Before deducting expenses payable by the Company estimated at $317,000.

                            ------------------------
     The Senior Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, counsel for the Underwriters. It is expected that delivery of the Senior Notes will be made on
or about March      , 1994 through the book-entry facilities of the Depositary against payment therefor in immediately available funds.
                            ------------------------
MORGAN STANLEY & CO.
       Incorporated

                        LEHMAN BROTHERS

                                                     J.P. MORGAN SECURITIES INC.
March   , 1994

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SENIOR NOTES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     No person is authorized by the Company or by the Underwriters or any dealer to give information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been so authorized. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction to any persons to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus Supplement or the accompanying Prospectus or any sale made hereunder does not imply that the information contained herein or therein is correct as of any time subsequent to the date on which such information is given.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
                                PROSPECTUS SUPPLEMENT
The Company..........................................................................    S-3
Use of Proceeds......................................................................    S-6
Selected Consolidated Financial Data.................................................    S-7
Capitalization.......................................................................    S-9
Description of the Senior Notes......................................................   S-10
Underwriters.........................................................................   S-13
                                     PROSPECTUS
Available Information................................................................      2
Information Incorporated by Reference................................................      2
The Company..........................................................................      3
Use of Proceeds......................................................................      3
Selected Consolidated Financial Data.................................................      4
Description of Debt Securities.......................................................      5
Description of Capital Stock.........................................................     12
Plan of Distribution.................................................................     16
Legal Opinions.......................................................................     16
Experts..............................................................................     16

                                  THE COMPANY

     Organized in 1967, Applied Materials, Inc. ("Applied Materials" or the "Company") develops, manufactures, markets and services semiconductor wafer fabrication equipment and related spare parts for the worldwide semiconductor industry. The Company's customers include both companies which manufacture semiconductor devices for use in their own products and companies which manufacture semiconductor devices for sale to others. The Company operates exclusively in the semiconductor wafer fabrication equipment industry. The Company is also a fifty percent stockholder in Applied Komatsu Technology, Inc., which produces thin film transistor fabrication systems for flat panel displays.

PRODUCTS

     Applied Materials' products are sophisticated systems requiring state-of-the-art technology in wafer processing chemistry and physics, particulate control, automation, software and microprocessor control. Many of these technologies are complementary and can be applied across all of the Company's products. The Company's products are focused on providing enabling technology, productivity and yield enhancements to the customer. The Company's products are used in part of the process of fabricating semiconductor devices on a substrate of semiconductor material (usually silicon). A finished device consists of thin film layers which can form anywhere from one to millions of tiny electronic components that combine to perform desired electrical functions. The fabrication process must control film and feature quality to ensure proper device performance while meeting yield and process throughput goals. The Company currently manufactures equipment that addresses three major steps in wafer fabrication: deposition, etch and ion implantation.

     Single-wafer, multi-chamber architecture. The trend toward more stringent process requirements and larger wafer sizes prompted Applied Materials to develop the single-wafer, multi-chamber system called the Precision 5000. The Company introduced the Precision 5000 with chemical vapor deposition (CVD) dielectric processes in 1987, etch processes in 1988 and CVD tungsten processes in 1989. A benefit of the single-wafer, multi-chamber architecture is its suitability for integrated processing. Integrated processing involves the use of several processing chambers, each of which is attached to a central handling system. This standard platform makes it possible to do many different process steps on the wafer without leaving a controlled environment. This integrated processing reduces the risk of particulate contamination during sequential manufacturing steps. The Company used its expertise in single-wafer, multi-chamber architecture to develop an evolutionary platform called the Endura 5500 PVD (physical vapor deposition) in 1990 featuring a staged, ultra-high vacuum architecture. In October 1991, the Company announced its second generation Precision 5000 system, the Precision 5000 Mark II, with numerous enhancements to the platform, process chambers and remote support equipment. The Precision 5000 Mark II addresses customers' demands in the manufacturing of advanced devices, such as 16 megabit DRAMs (dynamic random access memories) and the use of 200mm (8-inch) wafers. In September 1992, the Company announced its latest generation single-wafer, multi-chamber platform, the Centura, to target the high temperature thin films market as well as future process applications with 0.5 micron and below specifications. The Company has shipped more than 1,600 platforms and more than 4,700 process chambers. For the three months ended January 30, 1994, sales of the Company's single-wafer, multi-chamber systems accounted for approximately 86% of systems revenue.

     Deposition. A fundamental step in fabricating a semiconductor device, deposition is a process in which a layer of either electrically insulating (dielectric) or electrically conductive material is deposited on the wafer. Deposition can be divided into several different categories of which Applied Materials currently participates in three: chemical vapor deposition (CVD), physical vapor deposition (PVD), and epitaxial and polysilicon deposition.

          CVD. Chemical vapor deposition is a process used in semiconductor fabrication in which thin films (insulators, conductors and semiconductors) are deposited from gaseous sources. The Company produces several different types of CVD systems. In 1987, the Company introduced the Precision 5000 CVD which, with its automated multi-chamber architecture, provides the flexibility to perform a broad range of deposition processes utilizing up to four individual chambers on a single system. In 1989, the Company entered the market for metal chemical vapor deposition with the introduction of a new system for blanket tungsten deposition, the Precision 5000 WCVD. This system is based on the single-wafer, multi-chamber Precision 5000 CVD system architecture and is designed to reduce operating costs for tungsten deposition and to produce high-quality tungsten films for interconnect applications in advanced semiconductor devices. In 1990, the Company introduced integrated tungsten plug fabrication capability by combining its blanket tungsten CVD deposition and etchback capabilities onto the same system. In 1991, the Company introduced tungsten silicide capabilities and in 1993, titanium nitride (TiN) capabilities to further extend the Precision 5000 platform offerings.

          PVD. Physical vapor deposition is used to deposit metals on wafers during semiconductor fabrication. Unlike CVD, the sources of the deposited materials are solid sources called targets. Applied Materials first entered the PVD market in April 1990 with the Endura 5500 PVD system. The system offers a modular, single-wafer, multi-chamber platform which will accommodate both ultra-high vacuum processes like PVD, and conventional high vacuum processes like CVD and etch. In July of 1993, the Company introduced the Endura High Productivity (HP) PVD system, an enhanced version of its Endura PVD system.

          Epitaxial and polysilicon deposition. Epitaxial and polysilicon deposition involve depositing a layer of high-quality, silicon based compounds on the surface of an existing silicon wafer to change its electrical properties and form the base on which the integrated circuit is built. In 1989, the Company introduced the Precision 7700 Epi system for advanced silicon deposition. The 7700 system extends the capabilities of radiantly-heated barrel technology and incorporates fully automated wafer handling as well as many features for particulate control. In September 1992, the Company announced the Centura Poly, a single-wafer, multi-chamber platform targeted at the high temperature thin film deposition of polysilicon on wafers up to 200mm (8 inch) in diameter. The Centura Epi system, which features deposition of epitaxial silicon, was announced in March 1993.

     Etch. In etch processing, a wafer is first patterned with photo-resist during photolithography. Etching selectively removes material from areas which are not covered by the photo-resist pattern. Applied Materials entered the etch market in 1981 with the introduction of the AME 8100 etch system, which utilized a batch process technology for dry plasma etching. In 1985, the Company introduced the Precision Etch 8300, which featured improved levels of automation and particulate control. The Company continues to sell the Precision Etch 8300 product and has shipped approximately 800 systems. Applied Materials' first single-wafer, multi-chamber system for the dry etch market was the Precision 5000 Etch, introduced in 1988. In 1990, the Company introduced a metal etch system based on the Precision 5000 architecture which provides a single-wafer aluminum etch capabilities. In July of 1993, the Company introduced its next generation etch platform, the Centura HDP (high density plasma) Dielectric Etcher designed for applications requiring sub-0.5 micron design rules. This announcement was soon followed by the October 1993 introduction of the Precision 5000 Mark II Etch MxP, a new model of the Precision 5000-series etch system with several enhancements including process capability for .35 micron applications.

     Ion Implantation. During ion implantation, silicon wafers are bombarded by a high velocity beam of electrically charged ions. These ions are lodged within the wafer at selected sites and change the electrical properties of the implanted area. Applied Materials entered the high-current portion of the implant market in 1985 with the Precision Implant 9000 and introduced the Precision Implant 9200 in 1988. In 1989, the Company added enhancements to the 9200 series including a new option for automated selection of implant angles, and new hardware/software options that enable customers to perform remote monitoring and diagnostics. In 1991, the Company announced an enhanced version of its high-current ion implanter and designated it the Precision Implant 9200XJ. In November 1992, the Company introduced a new high-current ion implantation system, the Precision Implant 9500, to address the production of high density semiconductor devices, such as 16 and 64 MB memory devices and advanced microprocessors.

CUSTOMER SERVICE AND SUPPORT

     The demand for improved production yields of integrated circuits requires that semiconductor wafer processing equipment operate reliably, with maximum uptime and within very precise tolerances. Applied

Materials installs equipment and provides warranty service worldwide through offices located in the United States, Japan, Europe and the Asia/Pacific region (Korea, Taiwan, China and Singapore). Applied Materials maintains 44 service/sales offices worldwide, with 13 of those in Japan, 9 offices in Europe, 10 offices in the Asia/Pacific region and the remainder in the United States. The Company offers a variety of service contracts to customers for maintenance of installed equipment and provides a comprehensive training program for all customers.

MARKETING AND SALES

     Because of the highly technical nature of its products, the Company markets its products worldwide through a direct sales force, with sales, service and spare parts offices in the United States, Japan, Europe and the Asia/Pacific region. For the fiscal year ended October 31, 1993, sales to customers in the United States, Japan, Europe and Asia/Pacific accounted for approximately 38%, 25%, 20% and 17%, respectively, of the Company's net sales. For the three months ended January 30, 1994, sales to customers in the United States, Japan, Europe and Asia/Pacific accounted for approximately 43%, 28%, 17% and 12%, respectively, of the Company's net sales. The Company's business is not considered to be seasonal in nature, but it is cyclical with respect to the capital equipment expenditures of major semiconductor manufacturers. These expenditure patterns are based on many factors including anticipated market demand for integrated circuits, the development of new technologies, and global economic conditions.

RESEARCH AND DEVELOPMENT

     The market served by the Company is characterized by rapid technological change. The Company's research and development efforts are global in nature. Engineering organizations are located in the United States, England, Israel and Japan, with process support and customer demonstration laboratories in the United States and Japan. In 1991, the Company announced the opening of a new technology center in Narita, Japan. The Company also operates a technology center in Israel which is being used to develop controller configuration and software tools for its semiconductor processing systems. Applied Materials' research and development activities are primarily directed toward the development of new wafer processing systems and new process applications for existing products. Applied Materials works closely with its global customers to design its systems to meet its customers' planned technical and production requirements.

JOINT VENTURE

     In September 1991, the Company announced its plans to develop thin film transistor (TFT) manufacturing systems for Active-Matrix Liquid Crystal Displays (AMLCDs). The AMLCD market currently includes screens for laptop, notebook and palmtop computers and instrument displays, and the Company believes in the future may include high-resolution workstations and High Definition Television
(HDTV). In June 1993, the Company and Komatsu, Ltd. of Japan announced the signing of a letter of intent to form a joint venture corporation to target this equipment market. The joint venture was formed in September 1993 with the two companies sharing a 50-50 ownership of the joint venture company, Applied Komatsu Technology, Inc. (AKT), which is accounted for using the equity method. The Company's management believes that systems developed by AKT have the potential to lower the manufacturing costs of AMLCDs. The Company has granted to AKT an exclusive license to use the Company's intellectual property to develop, make, and sell products for the manufacture of flat panel displays, in exchange for royalties in respect thereof.

                               ------------------

     The Company was incorporated in California in 1967 and reincorporated in Delaware in 1987. Its principal executive offices are located at 3050 Bowers Avenue, Santa Clara, California 95054-3299 (telephone number (408) 727-5555). References to the Company or to Applied Materials shall mean Applied Materials, Inc. and its consolidated subsidiaries, unless the context requires otherwise. Applied Materials, Precision 5000, Endura and Centura are registered trademarks of Applied Materials, Inc. Endura 5500 PVD, Precision 5000 Mark II, Precision 5000 CVD, Precision 5000 WCVD, Endura HP PVD, Precision 7700 Epi, Centura Poly, Centura Epi, AME 8100, Precision Etch 8300, Centura HDP Dielectic Etch, Precision 5000 Mark II Etch MxP, Precision Implant 9000, Precision Implant 9200, Precision Implant 9200 XJ and Precision Implant 9500 are trademarks of Applied Materials, Inc. Applied Komatsu Technology is a trademark of Applied Komatsu Technology, Inc.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Senior Notes will be used for general corporate purposes. Although the Company has no current specific plans for the proceeds of the sale of the Senior Notes, it believes that success in its industry requires substantial financial strength and flexibility. In addition, the Company from time to time considers acquisitions of complementary businesses, assets or technologies, and although there are no current agreements or understandings with respect to any such acquisition, the Company desires to be able to respond to opportunities as they arise. The Company is not negotiating, discussing or planning any potential acquisition at this time. Pending such uses, the Company will invest the net proceeds in investment-grade, interest-bearing securities.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended October 31, 1993 have been derived from the consolidated financial statements of the Company, which have been audited by Price Waterhouse, independent accountants. The selected consolidated financial data presented below as of January 30, 1994 and January 31, 1993, and for each of the five fiscal quarters ended January 30, 1994 have been derived from unaudited interim consolidated financial information of the Company. In the opinion of management, the unaudited interim consolidated financial information have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary to fairly state the information set forth therein. The results of operations for the three months ended January 30, 1994 are not necessarily indicative of the results to be expected for the fiscal year ending October 30, 1994. This data should be read in conjunction with the more detailed information and consolidated financial statements and notes thereto incorporated by reference in the accompanying Prospectus.

                                                  THREE MONTHS ENDED
                                               -------------------------                    FISCAL YEAR ENDED(1)
                                               JANUARY 30,   JANUARY 31,   ------------------------------------------------------
                                                  1994          1993          1993        1992       1991       1990       1989
                                               -----------   -----------   ----------   --------   --------   --------   --------
                                                                (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(2):
Net sales....................................  $   340,449    $  215,574   $1,080,047   $751,383   $638,606   $567,130   $501,846
Costs and expenses:
  Cost of products sold......................      184,470       123,967      604,363    443,179    370,025    302,001    257,149
  Research, development and engineering......       39,238        30,185      140,161    109,196    102,665     97,066     72,296
  Marketing and selling......................       34,033        23,384      107,275     78,141     70,416     68,238     56,159
  General and administrative.................       19,732        13,456       64,379     48,242     42,812     40,875     32,776
  Other, net.................................          655           903        2,875      4,249      3,316      3,116      2,885
                                               -----------   -----------   ----------   --------   --------   --------   --------
Income from operations.......................       62,321        23,679      160,994     68,376     49,372     55,834     80,581
  Interest expense...........................        3,648         3,598       14,206     15,207     13,969      6,717      2,768
  Interest income............................        2,007         1,838        6,770      5,756      4,952      4,967      6,589
                                               -----------   -----------   ----------   --------   --------   --------   --------
Income from consolidated companies before
  taxes and
  cumulative effect of accounting change.....       60,680        21,919      153,558     58,925     40,355     54,084     84,402
Provision for income taxes...................       21,238         7,233       50,674     19,445     14,124     20,011     32,918
                                               -----------   -----------   ----------   --------   --------   --------   --------
Income from consolidated companies before
  cumulative
  effect of accounting change................       39,442        14,686      102,884     39,480     26,231     34,073     51,484
Equity in net loss of joint venture..........        2,051            --        3,189         --         --         --         --
                                               -----------   -----------   ----------   --------   --------   --------   --------
Income before cumulative effect of accounting
  change.....................................       37,391        14,686       99,695     39,480     26,231     34,073     51,484
Cumulative effect of a change in accounting
  for income taxes...........................        7,000            --           --         --         --         --         --
                                               -----------   -----------   ----------   --------   --------   --------   --------
Net income...................................  $    44,391    $   14,686   $   99,695   $ 39,480   $ 26,231   $ 34,073   $ 51,484
                                               -----------   -----------   ----------   --------   --------   --------   --------
                                               -----------   -----------   ----------   --------   --------   --------   --------
Earnings per share:
  Income before cumulative effect of
    accounting change........................  $      0.45    $     0.18   $     1.21   $   0.54   $   0.38   $   0.50   $   0.77
                                               -----------   -----------   ----------   --------   --------   --------   --------
                                               -----------   -----------   ----------   --------   --------   --------   --------
  Net income.................................  $      0.53    $     0.18   $     1.21   $   0.54   $   0.38   $   0.50   $   0.77
                                               -----------   -----------   ----------   --------   --------   --------   --------
                                               -----------   -----------   ----------   --------   --------   --------   --------
Average common shares and equivalents........       83,245        81,592       82,294     72,680     68,900     68,144     67,028
                                               -----------   -----------   ----------   --------   --------   --------   --------
                                               -----------   -----------   ----------   --------   --------   --------   --------
RATIO OF EARNINGS TO FIXED CHARGES(3)........       10.70x         4.83x        7.61x      3.63x      3.02x      5.89x     15.42x
BALANCE SHEET DATA (AT PERIOD END):
Cash and short-term investments..............  $   222,524    $  199,627   $  266,180   $222,670   $140,134   $ 72,016   $107,108
Accounts receivable, net.....................      291,980       179,056      256,020    191,510    152,787    147,267    131,563
Inventories..................................      177,592       122,405      154,597    110,667    101,471    102,272     77,015
Total current assets.........................      794,340       560,160      775,916    581,797    434,199    366,894    342,944
Property, plant and equipment, net...........      334,296       261,756      327,704    258,521    213,231    181,494     82,127
Total assets.................................    1,142,197       834,856    1,120,152    853,822    660,756    558,009    433,857
Short-term debt..............................       41,493        30,918       48,662     33,947     36,704     27,413     14,302
Total current liabilities....................      359,004       220,038      380,528    248,207    199,988    195,238    142,852
Long-term debt...............................      119,043       116,502      121,076    118,445    123,967     53,611     29,445
Stockholders' equity.........................      640,755       484,903      598,762    474,111    325,454    300,308    254,399

- ---------------

(1) The Company's fiscal year ends on the last Sunday of October.

(2) Share information and per share data have been restated to reflect a two-for-one stock split in the form of a 100% stock dividend effective April 6, 1992, and an additional two-for-one stock split in the form of a 100% stock dividend effective October 5, 1993.

(3) For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consists of income before taxes and cumulative effect of accounting change plus fixed charges and (ii) fixed charges consists of interest expense incurred, amortization of debt issuance expense and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.

                                                                            THREE MONTHS ENDED(1)
                                                             ----------------------------------------------------
                                                             JAN. 30,   OCT. 31,   AUG. 1,     MAY 2,    JAN. 31,
                                                               1994       1993       1993       1993       1993
                                                             --------   --------   --------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales..................................................  $340,449   $327,411   $281,370   $255,692   $215,574
Costs and expenses:
  Cost of products sold....................................   184,470    179,822    155,398    145,176    123,967
  Research, development and engineering....................    39,238     39,089     37,058     33,829     30,185
  Marketing and selling....................................    34,033     31,623     27,056     25,212     23,384
  General and administrative...............................    19,732     19,228     16,585     15,110     13,456
  Other, net...............................................       655       (568)     1,365      1,175        903
                                                             --------   --------   --------   --------   --------
Income from operations.....................................    62,321     58,217     43,908     35,190     23,679
  Interest expense.........................................     3,648      3,888      3,373      3,347      3,598
  Interest income..........................................     2,007      1,935      1,514      1,483      1,838
                                                             --------   --------   --------   --------   --------
Income from consolidated companies before taxes and
  cumulative effect of accounting change...................    60,680     56,264     42,049     33,326     21,919
Provision for income taxes.................................    21,238     18,567     13,876     10,998      7,233
                                                             --------   --------   --------   --------   --------
Income from consolidated companies before cumulative
  effect of accounting change..............................    39,442     37,697     28,173     22,328     14,686
Equity in net loss of joint venture........................     2,051      3,189         --         --         --
                                                             --------   --------   --------   --------   --------
Income before cumulative effect of accounting change.......    37,391     34,508     28,173     22,328     14,686
Cumulative effect of a change in accounting for income
  taxes....................................................     7,000         --         --         --         --
                                                             --------   --------   --------   --------   --------
Net income.................................................  $ 44,391   $ 34,508   $ 28,173   $ 22,328   $ 14,686
                                                             --------   --------   --------   --------   --------
                                                             --------   --------   --------   --------   --------
Earnings per share:
  Income before cumulative effect of accounting change.....  $   0.45   $   0.42   $   0.34   $   0.27   $   0.18
                                                             --------   --------   --------   --------   --------
                                                             --------   --------   --------   --------   --------
  Net income...............................................  $   0.53   $   0.42   $   0.34   $   0.27   $   0.18
                                                             --------   --------   --------   --------   --------
                                                             --------   --------   --------   --------   --------
Average common shares and equivalents......................    83,245     83,016     82,532     82,034     81,592
                                                             --------   --------   --------   --------   --------
                                                             --------   --------   --------   --------   --------

- ---------------

(1) Share information and per share data have been restated to reflect a two-for-one stock split in the form of a 100% stock dividend effective October 5, 1993.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of January 30, 1994, and as adjusted to give effect to the sale of the Senior Notes offered hereby (without giving effect to the payment of expenses) and the application of the net proceeds therefrom:

                                                                            JANUARY 30, 1994
                                                                       --------------------------
                                                                        ACTUAL    AS ADJUSTED(1)
                                                                       --------   ---------------
                                                                             (IN THOUSANDS)
Short-term debt:
  Notes payable to banks.............................................  $ 34,497      $  34,497
  Current portion of long-term debt..................................     6,996          6,996
                                                                       --------   ---------------
     Total short-term debt...........................................  $ 41,493      $  41,493
                                                                       --------   ---------------
                                                                       --------   ---------------
Long-term debt:
  Secured Japanese debt..............................................  $ 44,043      $  44,043
  Unsecured senior notes.............................................    75,000         75,000
  Senior Notes offered hereby........................................        --        100,000
                                                                       --------   ---------------
     Total long-term debt............................................   119,043        219,043
                                                                       --------   ---------------
Stockholders' equity:
  Preferred Stock; $0.01 par value; 1,000 shares authorized; no
     shares issued...................................................        --             --
  Common Stock; $0.01 par value; 100,000 shares authorized(2); 80,674
     shares issued and outstanding...................................       807            807
  Additional paid-in capital.........................................   256,679        256,679
  Retained earnings..................................................   369,621        369,621
  Cumulative translation adjustments.................................    13,648         13,648
                                                                       --------   ---------------
     Total stockholders' equity......................................   640,755        640,755
                                                                       --------   ---------------
       Total capitalization..........................................  $759,798      $ 859,798
                                                                       --------   ---------------
                                                                       --------   ---------------

- ---------------
(1) The Company intends to concurrently offer to the public 2,000,000 shares (together with an underwriters' overallotment option consisting of 300,000 shares) of the Company's Common Stock. If the sale of the Common Stock is consummated and, assuming a public offering price of $47 1/2 per share and that the underwriters' overallotment option is not exercised, the Company's Common Stock, Additional paid-in capital, Total stockholders' equity and Total capitalization, each as adjusted, will increase to $827,000, $347,341,000, $731,437,000 and $950,480,000, respectively. No assurances can be given that the sale of the Common Stock will occur.

(2) Of the authorized shares, as of January 30, 1994, an aggregate of approximately 7,176,000 shares were reserved for issuance upon exercise of outstanding options and an aggregate of approximately 3,662,000 shares were available for future grants under the Company's stock option plans.

                        DESCRIPTION OF THE SENIOR NOTES

     The following description of the particular terms of the Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. Capitalized terms not otherwise defined herein or in the accompanying Prospectus have the meanings given to them in the Indenture.

GENERAL

     The Senior Notes will be limited to $100,000,000 aggregate principal amount
and will mature on March   , 2004. The Senior Notes will bear interest at the
rate of      % per annum, computed on the basis of a 360-day year of twelve
30-day months, from March   , 1994, or from the most recent Interest Payment
Date to which interest has been paid or provided for, payable semiannually on March 15 and September 15 of each year, commencing September 15, 1994, to the persons in whose names the Senior Notes (or any predecessor Senior Notes) are registered at the close of business on the March 1 or September 1, as the case may be, next preceding such Interest Payment Date. The Senior Notes will be issued only in registered form in denominations of $1,000 and any integral multiple thereof.

     The Senior Notes will be senior unsecured general obligations of the Company that will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

     The Senior Notes will not be redeemable prior to maturity and will not be entitled to any sinking fund. The defeasance and covenant defeasance provisions of the Indenture described under the caption "Description of Debt
Securities -- Defeasance and Covenant Defeasance" in the accompanying Prospectus will apply to the Senior Notes.

BOOK-ENTRY SYSTEM

     The Senior Notes will be issued in the form of one or more fully registered global securities (collectively, the "Global Note") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as Depositary, and registered in the name of the Depositary's nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary.

     The Depositary has advised the Company and the Underwriters as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

     Purchases of interests in the Global Note under the Depositary system must be made by or through Direct Participants, which will receive a credit for such interests in the Depositary's records. The ownership interest of each actual purchaser of interests in the Global Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Note are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Global Note, except as described below.

     To facilitate subsequent transfers, the Global Note deposited by Participants with the Depositary is registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of the Global Note with the Depositary and its registration in the name of Cede & Co. effects no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the interests in the Global Note; the Depositary's records reflect only the identity of the Direct Participants to whose accounts interests in the Global Note are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Note. Under its usual procedures, the Depositary mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts interests in the Global Note are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Global Note will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Paying Agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     The Depositary may discontinue providing its services as depositary with respect to the Senior Notes at any time by giving reasonable notice to the Company or the Paying Agent. Under such circumstances, in the event that a successor depositary is not obtained, definitive Senior Note certificates are required to be printed and delivered.

     The Senior Notes represented by a Global Note will be exchangeable for Senior Notes in definitive form of like tenor as such Global Note in denominations of $1,000 and in any greater amount that is an integral multiple thereof if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, (ii) the Company in its discretion at any time determines not to have all of the Senior Notes represented by a Global Note and notifies the Trustee thereof or (iii) an Event of Default has occurred and is continuing with respect to the Senior Notes. Any Senior Note that is exchangeable pursuant to the preceding sentence is exchangeable for Senior Notes issuable in authorized denominations and registered in such names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Global Note. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note or Global Notes of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Senior Notes will be made by the Underwriters in immediately available or same-day funds.

     Secondary trading on long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Senior Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Senior Notes will therefore be required by the Depositary to settle in same-day funds. No assurance can be given as to the effect, if any, of settlement in same-day funds on trading activity in the Senior Notes.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement, dated the date hereof, the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amounts of Senior Notes set forth opposite their respective names below:

                                                                       PRINCIPAL AMOUNT
                                    NAME                               OF SENIOR NOTES
        -------------------------------------------------------------  ----------------
        Morgan Stanley & Co. Incorporated............................    $
        Lehman Brothers Inc. ........................................
        J.P. Morgan Securities Inc. .................................
                                                                       ----------------
                        Total........................................    $100,000,000
                                                                       ----------------
                                                                       ----------------

     The Underwriting Agreement provides that the obligation of the several Underwriters to pay for and accept delivery of the Senior Notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Senior Notes if any are taken.

     The Underwriters initially propose to offer part of the Senior Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not
in excess of   % of the principal amount of the Senior Notes. Any Underwriter
may allow, and such dealers may reallow, a concession not in excess of   % of
the principal amount of the Senior Notes to certain other dealers. After the initial offering of the Senior Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company does not intend to apply for listing of the Senior Notes on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Senior Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Senior Notes and any such market-making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Senior Notes. The Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     From time to time, certain of the Underwriters or their affiliates have provided, and may continue to provide, investment banking and/or commercial banking services to the Company.

                          [LOGO]     APPLIED MATERIALS

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED MARCH   , 1994

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH   , 1994)

                                2,000,000 SHARES

                         [LOGO]      APPLIED MATERIALS
                                  COMMON STOCK
                          ---------------------------

     All of the 2,000,000 shares of Common Stock offered hereby are being sold by Applied Materials, Inc. ("Applied Materials" or the "Company").

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "AMAT." On February 28, 1994, the last reported sale price of the Common Stock as reported on the Nasdaq National Market was $47 1/2 per share. See "Price Range of Common Stock."

                          ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
           ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE

- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------
                                            PRICE TO      UNDERWRITING DISCOUNTS     PROCEEDS TO
                                             PUBLIC         AND COMMISSIONS(1)        COMPANY(2)
- ----------------------------------------------------------------------------------------------------
Per Share..............................         $                    $                    $
- ----------------------------------------------------------------------------------------------------
Total(3)...............................         $                    $                    $
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting estimated expenses of $238,000 payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and proceeds to Company will be $          , $          and
    $          , respectively. See "Underwriting."
                          ---------------------------

     The shares of Common Stock offered by this Prospectus Supplement are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery and acceptance by the Underwriters and to certain other conditions. It is expected that delivery of the shares will be made at the offices of Lehman Brothers Inc., New York, New
York on or about March   , 1994.

                          ---------------------------

LEHMAN BROTHERS
          MORGAN STANLEY & CO.
                 INCORPORATED
                    COWEN & COMPANY

                              NEEDHAM & COMPANY, INC.

                                       ROBERTSON, STEPHENS & COMPANY

March   , 1994

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS, IF ANY, MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                                  THE COMPANY

     Organized in 1967, Applied Materials, Inc. ("Applied Materials" or the "Company") develops, manufactures, markets and services semiconductor wafer fabrication equipment and related spare parts for the worldwide semiconductor industry. The Company's customers include both companies which manufacture semiconductor devices for use in their own products and companies which manufacture semiconductor devices for sale to others. The Company operates exclusively in the semiconductor wafer fabrication equipment industry. The Company is also a fifty percent stockholder in Applied Komatsu Technology, Inc., which produces thin film transistor fabrication systems for flat panel displays.

PRODUCTS

     Applied Materials' products are sophisticated systems requiring state-of-the-art technology in wafer processing chemistry and physics, particulate control, automation, software and microprocessor control. Many of these technologies are complementary and can be applied across all of the Company's products. The Company's products are focused on providing enabling technology, productivity and yield enhancements to the customer. The Company's products are used in part of the process of fabricating semiconductor devices on a substrate of semiconductor material (usually silicon). A finished device consists of thin film layers which can form anywhere from one to millions of tiny electronic components that combine to perform desired electrical functions. The fabrication process must control film and feature quality to ensure proper device performance while meeting yield and process throughput goals. The Company currently manufactures equipment that addresses three major steps in wafer fabrication: deposition, etch and ion implantation.

     Single-wafer, multi-chamber architecture. The trend toward more stringent process requirements and larger wafer sizes prompted Applied Materials to develop the single-wafer, multi-chamber system called the Precision 5000. The Company introduced the Precision 5000 with chemical vapor deposition (CVD) dielectric processes in 1987, etch processes in 1988 and CVD tungsten processes in 1989. A benefit of the single-wafer, multi-chamber architecture is its suitability for integrated processing. Integrated processing involves the use of several processing chambers, each of which is attached to a central handling system. This standard platform makes it possible to do many different process steps on the wafer without leaving a controlled environment. This integrated processing reduces the risk of particulate contamination during sequential manufacturing steps. The Company used its expertise in single-wafer, multi-chamber architecture to develop an evolutionary platform called the Endura 5500 PVD (physical vapor deposition) in 1990 featuring a staged, ultra-high vacuum architecture. In October 1991, the Company announced its second generation Precision 5000 system, the Precision 5000 Mark II, with numerous enhancements to the platform, process chambers and remote support equipment. The Precision 5000 Mark II addresses customers' demands in the manufacturing of advanced devices, such as 16 megabit DRAMs (dynamic random access memories) and the use of 200mm (8-inch) wafers. In September 1992, the Company announced its latest generation single-wafer, multi-chamber platform, the Centura, to target the high temperature thin films market as well as future process applications with 0.5 micron and below specifications. The Company has shipped more than 1,600 platforms and more than 4,700 process chambers. For the three months ended January 30, 1994, sales of the Company's single-wafer, multi-chamber systems accounted for approximately 86% of systems revenue.

     Deposition. A fundamental step in fabricating a semiconductor device, deposition is a process in which a layer of either electrically insulating (dielectric) or electrically conductive material is deposited on the wafer. Deposition can be divided into several different categories of which Applied Materials currently participates in three: chemical vapor deposition (CVD), physical vapor deposition (PVD), and epitaxial and polysilicon deposition.

          CVD. Chemical vapor deposition is a process used in semiconductor fabrication in which thin films (insulators, conductors and semiconductors) are deposited from gaseous sources. The Company produces several different types of CVD systems. In 1987, the Company introduced the Precision 5000 CVD which, with its automated multi-chamber architecture, provides the flexibility to perform a broad range of deposition processes utilizing up to four individual chambers on a single system. In 1989, the Company entered the market for metal chemical vapor deposition with the introduction of a new system for blanket tungsten deposition, the Precision 5000 WCVD. This system is based on the single-wafer, multi-chamber Precision 5000 CVD system architecture and is designed to reduce operating costs for tungsten deposition and to produce high-quality tungsten films for interconnect applications in advanced semiconductor devices. In 1990, the Company introduced integrated tungsten plug fabrication capability by combining its blanket tungsten CVD deposition and etchback capabilities onto the same system. In 1991, the Company introduced tungsten silicide capabilities and in 1993, titanium nitride (TiN) capabilities to further extend the Precision 5000 platform offerings.

          PVD. Physical vapor deposition is used to deposit metals on wafers during semiconductor fabrication. Unlike CVD, the sources of the deposited materials are solid sources called targets. Applied Materials first entered the PVD market in April 1990 with the Endura 5500 PVD system. The system offers a modular, single-wafer, multi-chamber platform which will accommodate both ultra-high vacuum processes like PVD, and conventional high vacuum processes like CVD and etch. In July of 1993, the Company introduced the Endura High Productivity (HP) PVD system, an enhanced version of its Endura PVD system.

          Epitaxial and polysilicon deposition. Epitaxial and polysilicon deposition involve depositing a layer of high-quality, silicon based compounds on the surface of an existing silicon wafer to change its electrical properties and form the base on which the integrated circuit is built. In 1989, the Company introduced the Precision 7700 Epi system for advanced silicon deposition. The 7700 system extends the capabilities of radiantly-heated barrel technology and incorporates fully automated wafer handling as well as many features for particulate control. In September 1992, the Company announced the Centura Poly, a single-wafer, multi-chamber platform targeted at the high temperature thin film deposition of polysilicon on wafers up to 200mm (8 inch) in diameter. The Centura Epi system, which features deposition of epitaxial silicon, was announced in March 1993.

     Etch. In etch processing, a wafer is first patterned with photo-resist during photolithography. Etching selectively removes material from areas which are not covered by the photo-resist pattern. Applied Materials entered the etch market in 1981 with the introduction of the AME 8100 etch system, which utilized a batch process technology for dry plasma etching. In 1985, the Company introduced the Precision Etch 8300, which featured improved levels of automation and particulate control. The Company continues to sell the Precision Etch 8300 product and has shipped approximately 800 systems. Applied Materials' first single-wafer, multi-chamber system for the dry etch market was the Precision 5000 Etch, introduced in 1988. In 1990, the Company introduced a metal etch system based on the Precision 5000 architecture which provides a single-wafer aluminum etch capabilities. In July of 1993, the Company introduced its next generation etch platform, the Centura HDP (high density plasma) Dielectric Etcher designed for applications requiring sub-0.5 micron design rules. This announcement was soon followed by the October 1993 introduction of the Precision 5000 Mark II Etch MxP, a new model of the Precision 5000-series etch system with several enhancements including process capability for .35 micron applications.

     Ion Implantation. During ion implantation, silicon wafers are bombarded by a high velocity beam of electrically charged ions. These ions are lodged within the wafer at selected sites and change the electrical properties of the implanted area. Applied Materials entered the high-current portion of the implant market in 1985 with the Precision Implant 9000 and introduced the Precision Implant 9200 in 1988. In 1989, the Company added enhancements to the 9200 series including a new option for automated selection of implant angles, and new hardware/software options that enable customers to perform remote monitoring and diagnostics. In 1991, the Company announced an enhanced version of its high-current ion implanter and designated it the Precision Implant 9200XJ. In November 1992, the Company introduced a new high-current ion implantation system, the Precision Implant 9500, to address the production of high density semiconductor devices, such as 16 and 64 MB memory devices and advanced microprocessors.

CUSTOMER SERVICE AND SUPPORT

     The demand for improved production yields of integrated circuits requires that semiconductor wafer processing equipment operate reliably, with maximum uptime and within very precise tolerances. Applied Materials installs equipment and provides warranty service worldwide through offices located in the United

States, Japan, Europe and the Asia/Pacific region (Korea, Taiwan, China and Singapore). Applied Materials maintains 44 service/sales offices worldwide, with 13 of those in Japan, 9 offices in Europe, 10 offices in the Asia/Pacific region and the remainder in the United States. The Company offers a variety of service contracts to customers for maintenance of installed equipment and provides a comprehensive training program for all customers.

MARKETING AND SALES

     Because of the highly technical nature of its products, the Company markets its products worldwide through a direct sales force, with sales, service and spare parts offices in the United States, Japan, Europe and the Asia/Pacific region. For the fiscal year ended October 31, 1993, sales to customers in the United States, Japan, Europe and Asia/Pacific accounted for approximately 38%, 25%, 20% and 17%, respectively, of the Company's net sales. For the three months ended January 30, 1994, sales to customers in the United States, Japan, Europe and Asia/Pacific accounted for approximately 43%, 28%, 17% and 12%, respectively, of the Company's net sales. The Company's business is not considered to be seasonal in nature, but it is cyclical with respect to the capital equipment expenditures of major semiconductor manufacturers. These expenditure patterns are based on many factors including anticipated market demand for integrated circuits, the development of new technologies, and global economic conditions.

RESEARCH AND DEVELOPMENT

     The market served by the Company is characterized by rapid technological change. The Company's research and development efforts are global in nature. Engineering organizations are located in the United States, England, Israel and Japan, with process support and customer demonstration laboratories in the United States and Japan. In 1991, the Company announced the opening of a new technology center in Narita, Japan. The Company also operates a technology center in Israel which is being used to develop controller configuration and software tools for its semiconductor processing systems. Applied Materials' research and development activities are primarily directed toward the development of new wafer processing systems and new process applications for existing products. Applied Materials works closely with its global customers to design its systems to meet its customers' planned technical and production requirements.

JOINT VENTURE

     In September 1991, the Company announced its plans to develop thin film transistor (TFT) manufacturing systems for Active-Matrix Liquid Crystal Displays (AMLCDs). The AMLCD market currently includes screens for laptop, notebook and palmtop computers and instrument displays, and the Company believes in the future may include high-resolution workstations and High Definition Television
(HDTV). In June 1993, the Company and Komatsu, Ltd. of Japan announced the signing of a letter of intent to form a joint venture corporation to target this equipment market. The joint venture was formed in September 1993 with the two companies sharing a 50-50 ownership of the joint venture company, Applied Komatsu Technology, Inc. (AKT), which is accounted for using the equity method. The Company's management believes that systems developed by AKT have the potential to lower the manufacturing costs of AMLCDs. The Company has granted to AKT an exclusive license to use the Company's intellectual property to develop, make, and sell products for the manufacture of flat panel displays, in exchange for royalties in respect thereof.

                               ------------------

     The Company was incorporated in California in 1967 and reincorporated in Delaware in 1987. Its principal executive offices are located at 3050 Bowers Avenue, Santa Clara, California 95054-3299 (telephone number (408) 727-5555). References to the Company or to Applied Materials shall mean Applied Materials, Inc. and its consolidated subsidiaries, unless the context requires otherwise. Applied Materials, Precision 5000, Endura and Centura are registered trademarks of Applied Materials, Inc. Endura 5500 PVD, Precision 5000 Mark II, Precision 5000 CVD, Precision 5000 WCVD, Endura HP PVD, Precision 7700 Epi, Centura Poly, Centura Epi, AME 8100, Precision Etch 8300, Centura HDP Dielectic Etch, Precision 5000 Mark II Etch MxP, Precision Implant 9000, Precision Implant 9200, Precision Implant 9200 XJ and Precision Implant 9500 are trademarks of Applied Materials, Inc. Applied Komatsu Technology is a trademark of Applied Komatsu Technology, Inc.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the 2,000,000 shares of Common Stock offered hereby are estimated to be $90,682,000 ($104,320,000 if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $47 1/2 per share and after deducting estimated underwriting discounts and commissions and expenses of the offering. The net proceeds will be used for general corporate purposes. Although the Company has no current specific plans for the proceeds of the sale of the shares of Common Stock offered hereby, it believes that success in its industry requires substantial financial strength and flexibility. In addition, the Company from time to time considers acquisitions of complementary businesses, assets or technologies, and although there are no current agreements or understandings with respect to any such acquisition, the Company desires to be able to respond to opportunities as they arise. The Company is not negotiating, discussing or planning any potential acquisition at this time. Pending such uses, the Company will invest the net proceeds in investment-grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol AMAT. The following table sets forth, for the periods indicated, high and low closing sale prices for the Common Stock, as reported by Nasdaq. All prices have been restated to reflect a two-for-one stock split in the form of a 100% stock dividend effective April 6, 1992 and an additional two-for-one stock split in the form of a 100% stock dividend effective October 5, 1993.

                               FISCAL YEAR                             HIGH          LOW
        ----------------------------------------------------------  ----------    ---------
        1992:
          First Quarter...........................................  $ 9 5/8       $ 5 3/4
          Second Quarter..........................................  11 13/16      9 1/8
          Third Quarter...........................................  11 1/4        8 5/8
          Fourth Quarter..........................................  14 5/8        10
        1993:
          First Quarter...........................................  19 3/8        14 7/16
          Second Quarter..........................................  22 5/8        17 1/2
          Third Quarter...........................................  33            21 1/2
          Fourth Quarter..........................................  39 1/4        28 5/8
        1994:
          First Quarter...........................................  43 3/4        30
          Second Quarter
             (through February 28, 1994)..........................  50 1/4        42 1/4

     On February 28, 1994, the closing sale price for the Common Stock as reported by Nasdaq was $47 1/2 per share.

                                DIVIDEND POLICY

     The Company has paid no cash dividends on its Common Stock since its incorporation and anticipates that for the foreseeable future it will continue to retain any earnings for use in its business. Certain of the Company's debt agreements limit the Company's ability to pay dividends on its Common Stock.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of January 30, 1994, and as adjusted to give effect to the issuance and sale by the Company of the shares of Common Stock offered hereby (assuming a public offering price of $47 1/2 per share), and the application of the estimated net proceeds therefrom:

                                                                            JANUARY 30, 1994
                                                                        -------------------------
                                                                                          AS
                                                                         ACTUAL      ADJUSTED(1)
                                                                        --------     ------------
                                                                             (IN THOUSANDS)
    Short-term debt:
      Notes payable to banks..........................................  $ 34,497       $ 34,497
      Current portion of long-term debt...............................     6,996          6,996
                                                                        --------     ------------
           Total short-term debt......................................  $ 41,493       $ 41,493
                                                                        --------     ------------
                                                                        --------     ------------
    Long-term debt:
      Secured Japanese debt...........................................  $ 44,043       $ 44,043
      Unsecured senior notes..........................................    75,000         75,000
                                                                        --------     ------------
           Total long-term debt.......................................   119,043        119,043
                                                                        --------     ------------
    Stockholders' equity:
      Preferred Stock; $0.01 par value; 1,000 shares authorized;
         no shares issued.............................................        --             --
      Common Stock; $0.01 par value; 100,000 shares authorized(2);
         80,674 shares issued and outstanding;
         82,674 shares outstanding as adjusted........................       807            827
      Additional paid-in capital......................................   256,679        347,341
      Retained earnings...............................................   369,621        369,621
      Cumulative translation adjustments..............................    13,648         13,648
                                                                        --------     ------------
              Total stockholders' equity..............................   640,755        731,437
                                                                        --------     ------------
              Total capitalization....................................  $759,798       $850,480
                                                                        --------     ------------
                                                                        --------     ------------

- ---------------

(1) The Company intends to concurrently offer to the public $100,000,000 of unsecured senior notes with a ten year maturity. For a description of certain terms of the senior notes, see "Description of Debt Securities" in the accompanying Prospectus. If the sale of the senior notes is consummated, the Company's Unsecured senior notes, Total long-term debt and Total capitalization, each as adjusted, will increase to $175,000,000, $219,043,000 and $950,480,000, respectively. No assurances can be given that the sale of the senior notes will occur.

(2) Of the authorized shares, as of January 30, 1994, an aggregate of approximately 7,176,000 shares were reserved for issuance upon exercise of outstanding options and an aggregate of approximately 3,662,000 shares were available for future grants under the Company's stock option plans.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended October 31, 1993 have been derived from the consolidated financial statements of the Company, which have been audited by Price Waterhouse, independent accountants. The selected consolidated financial data presented below as of January 30, 1994 and January 31, 1993, and for each of the five fiscal quarters ended January 30, 1994 have been derived from unaudited interim consolidated financial information of the Company. In the opinion of management, the unaudited interim consolidated financial information have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary to fairly state the information set forth therein. The results of operations for the three months ended January 30, 1994 are not necessarily indicative of the results to be expected for the fiscal year ending October 30, 1994. This data should be read in conjunction with the more detailed information and consolidated financial statements and notes thereto incorporated by reference in the accompanying Prospectus.

                                                    THREE MONTHS ENDED
                                                   ---------------------                    FISCAL YEAR ENDED(1)
                                                    JAN. 30,    JAN. 31,   ------------------------------------------------------
                                                      1994        1993        1993        1992       1991       1990       1989
                                                   ----------   --------   ----------   --------   --------   --------   --------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(2):
Net sales........................................  $  340,449   $215,574   $1,080,047   $751,383   $638,606   $567,130   $501,846
Costs and expenses:
  Cost of products sold..........................     184,470    123,967      604,363    443,179    370,025    302,001    257,149
  Research, development and engineering..........      39,238     30,185      140,161    109,196    102,665     97,066     72,296
  Marketing and selling..........................      34,033     23,384      107,275     78,141     70,416     68,238     56,159
  General and administrative.....................      19,732     13,456       64,379     48,242     42,812     40,875     32,776
  Other, net.....................................         655        903        2,875      4,249      3,316      3,116      2,885
                                                   ----------   --------   ----------   --------   --------   --------   --------
Income from operations...........................      62,321     23,679      160,994     68,376     49,372     55,834     80,581
  Interest expense...............................       3,648      3,598       14,206     15,207     13,969      6,717      2,768
  Interest income................................       2,007      1,838        6,770      5,756      4,952      4,967      6,589
                                                   ----------   --------   ----------   --------   --------   --------   --------
Income from consolidated companies before taxes
  and
  cumulative effect of accounting change.........      60,680     21,919      153,558     58,925     40,355     54,084     84,402
Provision for income taxes.......................      21,238      7,233       50,674     19,445     14,124     20,011     32,918
                                                   ----------   --------   ----------   --------   --------   --------   --------
Income from consolidated companies before
  cumulative
  effect of accounting change....................      39,442     14,686      102,884     39,480     26,231     34,073     51,484
Equity in net loss of joint venture..............       2,051         --        3,189         --         --         --         --
                                                   ----------   --------   ----------   --------   --------   --------   --------
Income before cumulative effect of accounting
  change.........................................      37,391     14,686       99,695     39,480     26,231     34,073     51,484
Cumulative effect of a change in accounting for
  income taxes...................................       7,000         --           --         --         --         --         --
                                                   ----------   --------   ----------   --------   --------   --------   --------
Net income.......................................  $   44,391   $ 14,686   $   99,695   $ 39,480   $ 26,231   $ 34,073   $ 51,484
                                                   ----------   --------   ----------   --------   --------   --------   --------
                                                   ----------   --------   ----------   --------   --------   --------   --------
Earnings per share:
  Income before cumulative effect of
    accounting change............................  $     0.45   $   0.18   $     1.21   $   0.54   $   0.38   $   0.50   $   0.77
                                                   ----------   --------   ----------   --------   --------   --------   --------
                                                   ----------   --------   ----------   --------   --------   --------   --------
  Net income.....................................  $     0.53   $   0.18   $     1.21   $   0.54   $   0.38   $   0.50   $   0.77
                                                   ----------   --------   ----------   --------   --------   --------   --------
                                                   ----------   --------   ----------   --------   --------   --------   --------
Average common shares and equivalents............      83,245     81,592       82,294     72,680     68,900     68,144     67,028
                                                   ----------   --------   ----------   --------   --------   --------   --------
                                                   ----------   --------   ----------   --------   --------   --------   --------
BALANCE SHEET DATA (AT PERIOD END):
Cash and short-term investments..................  $  222,524   $199,627   $  266,180   $222,670   $140,134   $ 72,016   $107,108
Accounts receivable, net.........................     291,980    179,056      256,020    191,510    152,787    147,267    131,563
Inventories......................................     177,592    122,405      154,597    110,667    101,471    102,272     77,015
Total current assets.............................     794,340    560,160      775,916    581,797    434,199    366,894    342,944
Property, plant and equipment, net...............     334,296    261,756      327,704    258,521    213,231    181,494     82,127
Total assets.....................................   1,142,197    834,856    1,120,152    853,822    660,756    558,009    433,857
Short-term debt..................................      41,493     30,918       48,662     33,947     36,704     27,413     14,302
Total current liabilities........................     359,004    220,038      380,528    248,207    199,988    195,238    142,852
Long-term debt...................................     119,043    116,502      121,076    118,445    123,967     53,611     29,445
Stockholders' equity.............................     640,755    484,903      598,762    474,111    325,454    300,308    254,399

- ---------------

(1) The Company's fiscal year ends on the last Sunday of October.

(2) Share information and per share data have been restated to reflect a two-for-one stock split in the form of a 100% stock dividend effective April 6, 1992, and an additional two-for-one stock split in the form of a 100% stock dividend effective October 5, 1993.

                                                                       THREE MONTHS ENDED(1)
                                                        ----------------------------------------------------
                                                        JAN. 30,   OCT. 31,   AUG. 1,     MAY 2,    JAN. 31,
                                                          1994       1993       1993       1993       1993
                                                        --------   --------   --------   --------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.............................................  $340,449   $327,411   $281,370   $255,692   $215,574
Costs and expenses:
  Cost of products sold...............................   184,470    179,822    155,398    145,176    123,967
  Research, development and engineering...............    39,238     39,089     37,058     33,829     30,185
  Marketing and selling...............................    34,033     31,623     27,056     25,212     23,384
  General and administrative..........................    19,732     19,228     16,585     15,110     13,456
  Other, net..........................................       655       (568)     1,365      1,175        903
                                                        --------   --------   --------   --------   --------
Income from operations................................    62,321     58,217     43,908     35,190     23,679
  Interest expense....................................     3,648      3,888      3,373      3,347      3,598
  Interest income.....................................     2,007      1,935      1,514      1,483      1,838
                                                        --------   --------   --------   --------   --------
Income from consolidated companies before taxes and
  cumulative effect of accounting change..............    60,680     56,264     42,049     33,326     21,919
Provision for income taxes............................    21,238     18,567     13,876     10,998      7,233
                                                        --------   --------   --------   --------   --------
Income from consolidated companies before cumulative
  effect of accounting change.........................    39,442     37,697     28,173     22,328     14,686
Equity in net loss of joint venture...................     2,051      3,189         --         --         --
                                                        --------   --------   --------   --------   --------
Income before cumulative effect of accounting
  change..............................................    37,391     34,508     28,173     22,328     14,686
Cumulative effect of a change in accounting for income
  taxes...............................................     7,000         --         --         --         --
                                                        --------   --------   --------   --------   --------
Net income............................................  $ 44,391   $ 34,508   $ 28,173   $ 22,328   $ 14,686
                                                        --------   --------   --------   --------   --------
                                                        --------   --------   --------   --------   --------
Earnings per share:
  Income before cumulative effect of accounting
     change...........................................  $   0.45   $   0.42   $   0.34   $   0.27   $   0.18
                                                        --------   --------   --------   --------   --------
                                                        --------   --------   --------   --------   --------
  Net income..........................................  $   0.53   $   0.42   $   0.34   $   0.27   $   0.18
                                                        --------   --------   --------   --------   --------
                                                        --------   --------   --------   --------   --------
Average common shares and equivalents.................    83,245     83,016     82,532     82,034     81,592
                                                        --------   --------   --------   --------   --------
                                                        --------   --------   --------   --------   --------

- ---------------

(1) Share information and per share data have been restated to reflect a two-for-one stock split in the form of a 100% stock dividend effective October 5, 1993.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part), to purchase from the Company, and the Company has agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite their respective names below:

                                                                                NUMBER OF
                                     UNDERWRITERS                                SHARES
        ----------------------------------------------------------------------  ---------
        Lehman Brothers Inc...................................................
        Morgan Stanley & Co. Incorporated.....................................
        Cowen & Company.......................................................
        Needham & Company, Inc................................................
        Robertson, Stephens & Company, L.P....................................
                                                                                ---------
                  Total.......................................................  2,000,000
                                                                                ---------
                                                                                ---------

     The Underwriting Agreement provides that the obligations of the Underwriters to purchase shares of Common Stock are subject to certain conditions, and that if any of the foregoing shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all shares of Common Stock agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement, must be so purchased.

     The Company has been advised that the Underwriters propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain selected dealers (who may include the Underwriters) at such public offering price less a
concession not in excess of $          per share. The Underwriters may allow and
the selected dealers may reallow a concession not in excess of $          per
share to certain other brokers and dealers. After the public offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

     The Company has granted to the Underwriters an option to purchase up to an additional 300,000 shares of Common Stock at the public offering price, less the aggregate underwriting discounts and commissions, shown on the cover page of this Prospectus Supplement, solely to cover over-allotments, if any. The option may be exercised at any time up to 30 days after the date of this Prospectus Supplement. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company has agreed that without the written consent of the Underwriters, it will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities, convertible or exchangeable therefor, for a period of 90 days from the date of this Prospectus Supplement, subject to limited exceptions.

     From time to time, certain of the Underwriters or their affiliates have provided, and may continue to provide, investment banking services to the Company.

     Certain of the Underwriters and selling group members (if any) that currently act as market makers for the Common Stock may engage in "passive market making" in the Common Stock on Nasdaq in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rule 10b-6A permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6 under the Exchange Act would otherwise prohibit such activity. Rule 10b-6A prohibits underwriters and selling group members engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on Nasdaq by a market maker that is not participating in the distribution. Under Rule 10b-6A each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed.

- ---------------------------------------------------------
- ---------------------------------------------------------
     NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED HEREIN OR THEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR COMMON STOCK SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                          ---------------------------
                               TABLE OF CONTENTS

                                          PAGE
                                          ----
         PROSPECTUS SUPPLEMENT
The Company.............................   S-3
Use of Proceeds.........................   S-6
Price Range of Common Stock.............   S-6
Dividend Policy.........................   S-6
Capitalization..........................   S-7
Selected Consolidated Financial Data....   S-8
Underwriting............................  S-10
                  PROSPECTUS
Available Information...................     2
Information Incorporated by Reference...     2
The Company.............................     3
Use of Proceeds.........................     3
Selected Consolidated Financial Data....     4
Description of Debt Securities..........     5
Description of Capital Stock............    12
Plan of Distribution....................    16
Legal Opinions..........................    16
Experts.................................    16
- ----------------------------------------------
- ----------------------------------------------

- ---------------------------------------------------------
- ---------------------------------------------------------
                                2,000,000 SHARES

                                     [LOGO]

                               APPLIED MATERIALS

                                  COMMON STOCK

                          ---------------------------

                             PROSPECTUS SUPPLEMENT
                                 MARCH   , 1994

                          ---------------------------

                                LEHMAN BROTHERS

                              MORGAN STANLEY & CO.
                                 INCORPORATED

                                COWEN & COMPANY

                            NEEDHAM & COMPANY, INC.

                         ROBERTSON, STEPHENS & COMPANY
- ---------------------------------------------------------
- ---------------------------------------------------------

PROSPECTUS
        [LOGO]

                               APPLIED MATERIALS
                        DEBT SECURITIES AND COMMON STOCK
                            ------------------------

     Applied Materials, Inc. ("Applied Materials" or the "Company") from time to time may offer its debt securities consisting of senior debentures, notes, bonds and/or other evidences of indebtedness in one or more series ("Debt Securities") and shares of Common Stock, $.01 par value, of the Company ("Common Stock") with an aggregate initial public offering price of up to $250,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units ("ECU"). The Debt Securities and the Common Shares (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices, and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The Securities may be sold for U.S. Dollars, one or more foreign currencies or amounts determined by reference to an index and the principal of and any interest on the Debt Securities may likewise be payable in U.S. Dollars, one or more foreign currencies or amounts determined by reference to an index.

     The Debt Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. See "Description of Debt Securities."

     The specific terms of the Securities in respect of which this Prospectus is being delivered, such as where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, currency, denomination, maturity, premium, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or the holder or for sinking fund payments, and the initial public offering price and (ii) in the case of Common Stock, the number of shares and the initial public offering price or method of determining the initial public offering price, will be set forth in an accompanying Prospectus Supplement. See "Description of Debt Securities" and "Description of Capital Stock."

     The Securities may be sold through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. The Securities may also be sold directly by the Company or through agents designated from time to time. If any underwriters or agents are involved in the sale of the Securities, their names, the principal amount of Securities to be purchased by them and any applicable fee, commission or discount arrangements with them will be set forth in the Prospectus Supplement. See "Plan of Distribution."
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

           THE DATE OF THIS PROSPECTUS IS                     , 1994.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and at Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Such reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

     This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 (the "Registration Statement") of which this Prospectus is a part, including exhibits relating thereto, which has been filed with the Commission in Washington, D.C. Statements made in this Prospectus as to the contents of any referenced contract, agreement or other document are not necessarily complete, and each such statement shall be deemed qualified in its entirety by reference thereto. Copies of the Registration Statement and the exhibits and schedules thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge, at the office of the Commission.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents have been filed with the Commission and are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1993 (which incorporates by reference portions of the Company's definitive Proxy Statement dated January 28, 1994 for the Company's Annual Meeting of Stockholders to be held on March 3, 1994 and portions of its 1993 Annual Report to Stockholders for the year ended October 31, 1993);

          (b) The Company's Quarterly Report on Form 10-Q for quarter ended January 30, 1994; and

          (c) The description of the Company's Common Stock contained in its Registration Statement on Form 10, dated March 14, 1973 and the description of the Common Stock Purchase Rights contained in its Registration Statement on Form 8-A, dated June 15, 1989.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement or this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. Requests should be directed to Director, Investor Relations, Applied Materials, Inc., 3050 Bowers Avenue, Santa Clara, California 95054-3299; telephone number (408) 727-5555.

                                  THE COMPANY

     Applied Materials, Inc. ("Applied Materials" or the "Company") develops, manufactures, markets and services semiconductor wafer fabrication equipment and related spare parts for the worldwide semiconductor industry. The Company's customers include both companies which manufacture semiconductor devices for use in their own products and companies which manufacture semiconductor devices for sale to others. The Company operates exclusively in the semiconductor wafer fabrication equipment industry. The Company is also a fifty percent stockholder in Applied Komatsu Technology, Inc., which produces thin film transistor fabrication systems for flat panel displays.

     Applied Materials' products are sophisticated systems requiring state-of-the-art technology in wafer processing chemistry and physics, particulate control, automation, software and microprocessor control. Many of these technologies are complementary and can be applied across all of the Company's products. The Company's products are focused on providing enabling technology, productivity and yield enhancements to the customer. The Company's products are used in part of the process of fabricating semiconductor devices on a substrate of semiconductor material (usually silicon). A finished device consists of thin film layers which can form anywhere from one to millions of tiny electronic components that combine to perform desired electrical functions. The fabrication process must control film and feature quality to ensure proper device performance while meeting yield and process throughput goals. The Company currently manufactures equipment that addresses three major steps in wafer fabrication: deposition, etch and ion implantation.

     The Company was incorporated in California in 1967 and reincorporated in Delaware in 1987. Its principal executive offices are located at 3050 Bowers Avenue, Santa Clara, California 95054-3299 (telephone number (408) 727-5555). References to the Company or to Applied Materials shall mean Applied Materials, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Securities will be used for general corporate purposes. Although the Company has no current specific plans for the proceeds of the sale of the Securities, it believes that success in its industry requires substantial financial strength and flexibility. In addition, the Company from time to time considers acquisitions of complementary businesses, assets or technologies, and although there are no current agreements or understandings with respect to any such acquisition, the Company desires to be able to respond to opportunities as they arise. The Company is not negotiating, discussing or planning any potential acquisition at this time. Pending such uses, the Company will invest the net proceeds in investment-grade, interest-bearing securities.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended October 31, 1993 have been derived from the consolidated financial statements of the Company, which have been audited by Price Waterhouse, independent accountants. The selected consolidated financial data presented below as of and for the three-month periods ended January 30, 1994 and January 31, 1993, have been derived from unaudited interim consolidated financial information of the Company. In the opinion of management, the unaudited interim consolidated financial information have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary to fairly state the information set forth therein. The results of operations for the three months ended January 30, 1994 are not necessarily indicative of the results to be expected for the fiscal year ending October 30, 1994. This data should be read in conjunction with the more detailed information and consolidated financial statements and the notes thereto incorporated by reference in the accompanying Prospectus.

                                                 THREE MONTHS ENDED
                                             ---------------------------                    FISCAL YEAR ENDED(1)
                                             JANUARY 30,    JANUARY 31,    ------------------------------------------------------
                                                 1994           1993          1993        1992       1991       1990       1989
                                             ------------   ------------   ----------   --------   --------   --------   --------
                                             (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(2):
Net sales..................................   $  340,449      $215,574     $1,080,047   $751,383   $638,606   $567,130   $501,846
Costs and expenses:
  Cost of products sold....................      184,470       123,967        604,363    443,179    370,025    302,001    257,149
  Research, development and engineering....       39,238        30,185        140,161    109,196    102,665     97,066     72,296
  Marketing and selling....................       34,033        23,384        107,275     78,141     70,416     68,238     56,159
  General and administrative...............       19,732        13,456         64,379     48,242     42,812     40,875     32,776
  Other, net...............................          655           903          2,875      4,249      3,316      3,116      2,885
                                             ------------   ------------   ----------   --------   --------   --------   --------
Income from operations.....................       62,321        23,679        160,994     68,376     49,372     55,834     80,581
  Interest expense.........................        3,648         3,598         14,206     15,207     13,969      6,717      2,768
  Interest income..........................        2,007         1,838          6,770      5,756      4,952      4,967      6,589
                                             ------------   ------------   ----------   --------   --------   --------   --------
Income from consolidated companies before
  taxes and
  cumulative effect of accounting change...       60,680        21,919        153,558     58,925     40,355     54,084     84,402
Provision for income taxes.................       21,238         7,233         50,674     19,445     14,124     20,011     32,918
                                             ------------   ------------   ----------   --------   --------   --------   --------
Income from consolidated companies before
  cumulative
  effect of accounting change..............       39,442        14,686        102,884     39,480     26,231     34,073     51,484
Equity in net loss of joint venture........        2,051            --          3,189         --         --         --         --
                                             ------------   ------------   ----------   --------   --------   --------   --------
Income before cumulative effect of
  accounting change........................       37,391        14,686         99,695     39,480     26,231     34,073     51,484
Cumulative effect of a change in accounting
  for income taxes.........................        7,000            --             --         --         --         --         --
                                             ------------   ------------   ----------   --------   --------   --------   --------
Net income.................................   $   44,391      $ 14,686     $   99,695   $ 39,480   $ 26,231   $ 34,073   $ 51,484
                                             ------------   ------------   ----------   --------   --------   --------   --------
                                             ------------   ------------   ----------   --------   --------   --------   --------
Earnings per share:
  Income before cumulative effect of
    accounting change......................   $     0.45      $   0.18     $     1.21   $   0.54   $   0.38   $   0.50   $   0.77
                                             ------------   ------------   ----------   --------   --------   --------   --------
                                             ------------   ------------   ----------   --------   --------   --------   --------
  Net income...............................   $     0.53      $   0.18     $     1.21   $   0.54   $   0.38   $   0.50   $   0.77
                                             ------------   ------------   ----------   --------   --------   --------   --------
                                             ------------   ------------   ----------   --------   --------   --------   --------
Average common shares and equivalents......       83,245        81,592         82,294     72,680     68,900     68,144     67,028
                                             ------------   ------------   ----------   --------   --------   --------   --------
                                             ------------   ------------   ----------   --------   --------   --------   --------
RATIO OF EARNINGS TO FIXED CHARGES(3)......        10.70x         4.83x          7.61x      3.63x      3.02x      5.89x     15.42x
BALANCE SHEET DATA (AT PERIOD END):
Cash and short-term investments............   $  222,524      $199,627     $  266,180   $222,670   $140,134   $ 72,016   $107,108
Accounts receivable, net...................      291,980       179,056        256,020    191,510    152,787    147,267    131,563
Inventories................................      177,592       122,405        154,597    110,667    101,471    102,272     77,015
Total current assets.......................      794,340       560,160        775,916    581,797    434,199    366,894    342,944
Property, plant and equipment, net.........      334,296       261,756        327,704    258,521    213,231    181,494     82,127
Total assets...............................    1,142,197       834,856      1,120,152    853,822    660,756    558,009    433,857
Short-term debt............................       41,493        30,918         48,662     33,947     36,704     27,413     14,302
Total current liabilities..................      359,004       220,038        380,528    248,207    199,988    195,238    142,852
Long-term debt.............................      119,043       116,502        121,076    118,445    123,967     53,611     29,445
Stockholders' equity.......................      640,755       484,903        598,762    474,111    325,454    300,308    254,399

- ---------------

(1) The Company's fiscal year ends on the last Sunday of October.

(2) Share information and per share data have been restated to reflect a two-for-one stock split in the form of a 100% stock dividend effective April 6, 1992, and an additional two-for-one stock split in the form of a 100% stock dividend effective October 5, 1993.

(3) For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consists of income before taxes and cumulative effect of accounting change plus fixed charges and (ii) fixed charges consists of interest expense incurred, amortization of debt issuance expense and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     The following statements with respect to the Debt Securities are summaries of, and subject to, the detailed provisions of an indenture (the "Indenture") to be entered into by the Company and Harris Trust Company of California, as trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated herein or therein by reference. Section and Article references used herein are references to the Indenture.

     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements relating to such series.

GENERAL

     The Indenture will not limit the aggregate amount of Debt Securities which may be issued thereunder and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series. The Debt Securities will be senior unsecured obligations of the Company.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of the Debt Securities;
(2) any limit on the aggregate principal amount of the Debt Securities; (3) the Person to whom any interest on an Debt Security shall be payable, if other than the person in whose name that Debt Security is registered on the Regular Record Date; (4) the date or dates on which the principal of the Debt Securities will be payable; (5) the rate or rates at which the Debt Securities will bear interest, if any, or the method by which such rate or rates are determined, the date or dates from which such interest will accrue, the Interest Payment Dates on which any such interest on the Debt Securities will be payable and the Regular Record Date for any interest payable on any Interest Payment Date, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months; (6) the place or places where the principal of and any premium and interest on the Debt Securities will be payable; (7) the period or periods within which, the price or prices at which, and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation of the Company, if any, to redeem or repurchase the Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the Holders and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such Debt Securities; (9) the denominations in which any Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) the currency, currencies or currency units in which payment of principal of and any premium and interest on any Debt Securities shall be payable if other than United States dollars; (11) any index, formula or other method used to determine the amount of payments of principal of and any premium and interest on the Debt Securities; (12) if the principal of or any premium or interest on any Debt Securities is to be payable, at the election of the Company or the Holders, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on such Debt Securities shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which will be payable upon declaration of the acceleration of the Maturity thereof; (14) the applicability of any provisions described under "Defeasance and Covenant Defeasance"; (15) whether any of the Debt Securities are to be issuable in permanent global form and, if so, the Depositary or Depositaries for such Global Security and the terms and conditions, if any, upon which interests in such Debt Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (16) any Events of Default, with respect to the

Debt Securities of such series, if not otherwise set forth under "Events of Default"; and (17) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture. (Section 301)

     Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount from their principal amount. (Section 301) United States Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

     If any of the Debt Securities are sold for any foreign currency or currency unit or if principal of, premium, if any, or interest, if any, on any of the Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such foreign currency or currency unit will be specified in the Prospectus Supplement relating thereto.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest, if any, on the Debt Securities will be payable, and the exchange of and the transfer of Debt Securities will be registrable, at the office or agency of the Company maintained for such purpose and at any other office or agency maintained for such purpose. (Sections 305 and 1002) Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued in denominations of $1,000 or integral multiples thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

     All moneys paid by the Company to a Paying Agent for the payment of principal, premium, if any, or interest, if any, on any Debt Security which remain unclaimed for two years after such principal, premium, or interest has become due and payable may be repaid to the Company, and thereafter the Holder of such Debt Security may look only to the Company for payment thereof. (Section
1003)

     In the event of any redemption, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Debt Securities of that series to be redeemed and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part. (Section 305)

GLOBAL SECURITIES

     If any Debt Securities of a series are issuable as Global Securities, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount of any authorized form and denomination. Principal of and any premium and interest on a Global Security will be payable in the manner described in the Prospectus Supplement relating thereto.

COVENANTS OF THE COMPANY

     Except as set forth below or as otherwise provided in the applicable Prospectus Supplement with respect to any series of Debt Securities, the Company is not restricted by the Indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indenture does not contain any provision that would require the Company to repurchase or redeem or otherwise modify the terms or any of its Debt Securities upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the Debt Securities.

     Unless otherwise indicated in the applicable Prospectus Supplement, certain covenants contained in the Indenture which are summarized below will be applicable (unless waived or amended) to the series of Debt Securities to which such Prospectus Supplement relates so long as any of the Debt Securities of such series are outstanding.

     Limitations on Liens. The Company covenants that it will not issue, incur, create, assume or guarantee, and will not permit any Restricted Subsidiary to issue, incur, create, assume or guarantee, any debt for borrowed money secured by a mortgage, security interest, pledge, lien, charge or other encumbrance ("mortgages") upon any Principal Property of the Company or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares or indebtedness are now existing or owed or hereafter created or acquired) without in any such case effectively providing concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured debt that the Debt Securities (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company or such Restricted Subsidiary ranking equally with the Debt Securities) shall be secured equally and ratably with (or, at the option of the Company, prior to) such secured debt. The foregoing restriction, however, will not apply to: (a) mortgages on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary, provided that such mortgages or liens are not incurred in anticipation of such corporation becoming a Restricted Subsidiary; (b)(i) mortgages on property, shares of stock, indebtedness or other assets existing at the time of acquisition thereof by the Company or a Restricted Subsidiary or mortgages thereon to secure the payment of all or any part of the purchase price thereof, or (ii) mortgages on property, shares of stock, indebtedness or other assets to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 270 days after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements; (c) mortgages to secure indebtedness owing to the Company or to a Restricted Subsidiary; (d) mortgages existing at the date of the initial issuance of the Securities of such series; (e) mortgages on property or other assets of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, provided that such mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition; (f) mortgages in favor of the United States of America or any State, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any State, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages; or (g) extensions, renewals or replacements of any mortgage referred to in the foregoing clauses (a) through
(f); provided, however, that any mortgages permitted by any of the foregoing clauses (a) through (f) shall not extend to or cover any property of the Company or such Restricted Subsidiary, as the case may be, other than the property specified in such clauses and improvements thereto. (Section 1008)

     Notwithstanding the restrictions outlined in the preceding paragraph, the Company or any Restricted Subsidiary will be permitted to issue, incur, create, assume or guarantee debt secured by a mortgage which would otherwise be subject to such restrictions, without equally and ratably securing the Debt Securities, provided that after giving effect thereto, the aggregate amount of all debt so secured by mortgages (not including mortgages permitted under clauses (a) through (g) above) does not exceed 5% of the Consolidated Net Tangible Assets of the Company. (Section 1008)

     Limitations on Sale and Lease-Back Transactions. The Company covenants that it will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, unless: (a) the Company or such Restricted Subsidiary would be entitled to incur indebtedness secured by a mortgage on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt with respect to such sale and lease-back transaction, without equally and ratably securing the Debt Securities, pursuant to the limitation in the Indenture on liens; or (b) the Company shall apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such sale and lease-back transaction within 180 days of such sale to either (or a combination of) the retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of debt for borrowed money of the Company or a Restricted Subsidiary that matures more than twelve months after the creation of such indebtedness or the purchase, construction or development of other comparable property. (Section 1009)

     Certain Definitions Applicable to Covenants. The term "Attributable Debt" when used in connection with a Sale and Lease-Back Transaction involving a Principal Property shall mean, at the time of determination, the lesser of: (a) the fair value of such property (as determined in good faith by the Board of Directors of the Company); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Debt Securities of each series outstanding pursuant to the Indenture compounded semi-annually. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

     The term "Consolidated Net Tangible Assets" shall mean, as of any particular time, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom: (a) all current liabilities, except for (1) notes and loans payable, (2) current maturities of long-term debt and (3) current maturities of obligations under capital leases; and (b) certain intangible assets, to the extent included in said aggregate amount of assets, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

     The term "Principal Property" shall mean the land, land improvements, buildings and fixtures (to the extent they constitute real property interests) (including any leasehold interest therein) constituting the principal corporate office, any manufacturing plant or any manufacturing facility (whether now owned or hereafter acquired) and the equipment located thereon which: (a) is owned by the Company or any Subsidiary; (b) is located within any of the present 50 States of the United States of America (or the District of Columbia); (c) has not been determined in good faith by the Board of Directors of the Company not to be materially important to the total business conducted by the Company and its Subsidiaries taken as a whole; and (d) has a book value on the date as of which the determination is being made in excess of 0.75% of Consolidated Net Tangible Assets of the Company as most recently determined on or prior to such date (including for purposes of such calculation the land, land improvements, buildings and such fixtures compromising such office, plant or facilities, as the case may be).

     The term "Restricted Subsidiary" shall mean any Subsidiary which owns any Principal Property; provided, however, that the term "Restricted Subsidiary" shall not include any Subsidiary which is principally engaged in financing receivables, or which is principally engaged in financing the Company's operations outside the United States of America; and provided, further, that the term "Restricted Subsidiary" shall not include any Subsidiary less than 80% of the voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries if the common stock of such Subsidiary is traded on any national securities exchange or quoted on the Nasdaq National Market or in the over-the-counter market.

     The term "Sale and Lease-Back Transaction" shall mean any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person.

     The term "Subsidiary" shall mean any corporation of which at least 66 2/3% of the outstanding stock having the voting power to elect a majority of the board of directors of such corporation is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that, if such provision is made applicable to the Debt Securities of any series pursuant to the provisions of the Indenture, the Company may elect (i) to defease and be discharged from any and all obligations in respect of such Debt Securities except for certain obligations to register the transfer or exchange of such Debt Securities, to replace temporary, destroyed, stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust ("defeasance") or (ii) (A) to omit to comply with certain restrictive covenants in Sections 1005 through 1009 (including the covenants referred to above under "Covenants of the Company") and
(B) to deem the occurrence of any event referred to in clauses (d) (with respect to Sections 1005 through 1009 inclusive) and (f) under "Events of Default" below not to be or result in an Event of Default if, in each case with respect to the Outstanding Debt Securities of such series as provided in Section 1303 on or after the date the conditions set forth in Section 1304 are satisfied ("covenant defeasance"), in either case upon the deposit with the Trustee (or other qualifying trustee), in trust, of money and/or U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the Debt Securities of such series on the respective Stated Maturities and any mandatory sinking fund payments or analogous payments on the days payable, in accordance with the terms of the Indenture and the Debt Securities of such series. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Outstanding Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance or covenant defeasance and will be subject to Federal income tax on the same amount, and in the same manner and at the same times as would have been the case if such deposit, defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws occurring after the date of the Indenture. The Prospectus Supplement relating to a series may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series. (Article Thirteen)

EVENTS OF DEFAULT

     Any one of the following events will constitute an Event of Default under the Indenture with respect to Debt Securities of any series (unless such event is specifically inapplicable to a particular series as described in the Prospectus Supplement relating thereto): (a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 90 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization involving the Company; (f)(i) failure of the Company to make any payment at maturity, including any applicable grace period, in respect of indebtedness, which term as used in the Indenture means obligations (other than non-recourse obligations or the Debt Securities of such series) of the Company for borrowed money or evidenced by bonds, debentures, notes or similar instruments ("Indebted-ness") in an amount in excess of $10,000,000 and continuance of such failure or
(ii) a default with respect to any Indebtedness, which default results in the acceleration of Indebtedness in an amount in excess of $10,000,000 without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in the case of (i) or (ii) above, for a period of 30 days after written notice thereof to the Company by the Trustee or to the Company and the Trustee by the holders of not less than 15% in principal amount of Debt Securities of such series; provided, however, that if any such failure, default or acceleration referred to in (i) or (ii) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed likewise to have been thereupon cured; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     Subject to the provisions of the Indenture relating to the duties of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601 and 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

     The Indenture provides that the Company will deliver to the Trustee, within 120 days after the end of each fiscal year, a brief certificate from the principal executive, financial or accounting officer of the Company as to his or her knowledge of the Company's compliance (without regard to any period of grace or requirement of notice) with all conditions and covenants of the Indenture. (Section 1004)

     If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section
502)

     No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations generally do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal or interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

MEETINGS, MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, rate of interest on or any premium payable upon the redemption of any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) change the Place of Payment where, or the coin or currency in which, any Debt Security or any premium or interest thereon is payable, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security after the Stated Maturity, Redemption Date or Repayment Date, (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or (g) modify any of the provisions set forth in this paragraph except to increase any such percentage or to provide that certain other provisions of the Indenture may not be modified or waived without the consent of the Holder of each Outstanding Debt Security affected thereby. (Section 902)

     The Holders of at least a majority in principal amount of the Outstanding Debt Securities of each series may, on behalf of the Holders of all the Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1010) The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series and any coupons appertaining thereto, waive any past default under the Indenture with respect to Debt Securities of that series, except a default (a) in the payment of principal of or any premium or interest on any Debt Security of such series or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513)

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, (ii) the principal amount of a Debt Security denominated in other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the date of original issuance of such Debt Security of the amount determined as provided in (i) above of such Debt Security) and (iii) Debt Securities owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be Outstanding. (Section 101)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of the Holders of any of the Outstanding Debt Securities under the Indenture, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that any successor Person expressly assumes the Company's obligations on the Debt Securities and under the Indenture and that, after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 801)

NOTICES

     Except as otherwise provided in the Indenture, notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they appear in the Debt Security Register. (Section 106)

TITLE

     Prior to due presentment of a Debt Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name such Debt Security is registered as the owner of such Debt Security for the purpose of receiving payment of principal of and any premium and any interest (other than Defaulted Interest or as otherwise provided in the applicable Prospectus Supplement) on such Debt Security and for all other purposes whatsoever, whether or not such Debt Security be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary. (Section 308)

REPLACEMENT OF DEBT SECURITIES

     Any mutilated Debt Security will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Debt Security or evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee. In the case of a destroyed, lost or stolen Debt Security, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Debt Security before a replacement Debt Security will be issued. (Section 306)

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

REGARDING THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 613) The Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Debt Securities of any series for which the Trustee serves as trustee, the Trustee must eliminate such conflict or resign. (Section 608)

     The Trustee currently provides certain banking and financial services to the Company in the ordinary course of business and may provide other such services in the future.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 1,000,000 shares of Preferred Stock, none of which has been issued, and 100,000,000 shares of Common Stock, 80,724,000 of which were issued and outstanding as of February 28, 1994. At the Company's stockholders' meeting to be held on March 3, 1994, the stockholders of the Company will vote on a proposal, which has been approved by the Company's Board of Directors, to increase the number of shares of Common Stock authorized for issuance to 200,000,000.

PREFERRED STOCK

     Under the Company's Certificate of Incorporation, the Board of Directors is authorized to issue shares of Preferred Stock from time to time in one or more series and to determine the designation and number of shares of each series and the relative rights, preferences and limitations with respect to dividends, redemptions (including sinking fund provisions), liquidation, dissolution or winding up, voting rights and conversion, all in accordance with the laws of the State of Delaware. When shares of Preferred Stock are issued, certain rights of the holders thereof may materially affect the rights of the holders of the Common Stock, including voting rights and preferences in respect of dividends and liquidation.

COMMON STOCK

     All issued and outstanding shares of Common Stock of the Company, including the shares offered hereby, are fully paid and nonassessable. Holders of Common Stock have no preemptive, subscription or conversion rights and are not liable for further calls or assessments. There are no redemption or sinking fund provisions in effect with respect to the Common Stock. Subject to the rights of any then outstanding Preferred Stock, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and to share ratably in the assets available for distribution upon liquidation. Except as described below, each share of Common Stock is entitled to one vote at all meetings of stockholders. The holders of Common Stock are not entitled to cumulative voting rights in the election of directions.

     The Company has paid no cash dividends on its Common Stock since its incorporation and anticipates that for the foreseeable future it will continue to retain any earnings for use in its business. The Common Stock of the Company is traded on the Nasdaq National Market under the symbol AMAT. The transfer agent and registrar for the Common Stock is Harris Trust Company of California.

     The Certificate of Incorporation and the By-Laws of the Company contain provisions that could have certain anti-takeover effects. The Board of Directors has no current plans to formulate or effect additional measures that could have anti-takeover effects.

     Fair Price Provisions. The Certificate of Incorporation contains a fair price provision pursuant to which, unless certain minimum price criteria and procedural requirements are satisfied, Business Combinations (as defined in the Certificate of Incorporation) with any person who is the beneficial owner of 15% or more of the Voting Stock (as defined) or with certain other persons must be approved by either the holders of two-thirds of the Company's outstanding voting stock or a majority of the Continuing Directors (as defined) of the Company. These provisions may have the effect of discouraging or deterring a third party from making an offer to the Company's stockholders to acquire a substantial amount or all of the Company's Common Stock.

     No Stockholder Action by Written Consent; Special Meetings. The Certificate of Incorporation prohibits stockholder action by written consent in lieu of a meeting. The provision of the Certificate of Incorporation prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors, the Chairman of the Board of Directors, or the President of the Company. This provision would also prevent the holders of a majority of the outstanding shares of Common Stock from using the written consent procedure to take stockholder action and from taking action by consent without giving all the stockholders of the Company entitled to vote on a proposed action the opportunity to participate in determining such proposed action.

     Advance Notice Requirements for Stockholders' Proposals and Director Nominations. The By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors (the "Nomination Procedure") and with regard to certain matters to be brought before a meeting of stockholders of the Company (the "Business Procedure").

     The Nomination Procedure provides that the notice of proposed stockholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. The Business Procedure provides that only such business may be conducted at a stockholders' meeting as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given timely prior written notice to the Secretary of the Company of such stockholder's intention to bring such business before the meeting. In the case of both the Nomination Procedure and the Business Procedure, to be timely, notice must be received not less than 60 days prior to the date of the stockholders' meeting or 10 days after the date on which notice of the meeting is first given.

     Although the By-Laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or any other business desired by stockholders to be conducted at a stockholders' meeting, the By-Laws may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular meeting if the proper procedures are not followed, and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might otherwise be desired by the Company's stockholders.

     Amendment of Certain Provisions of the Certificate of Incorporation. The Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of the total voting power of all the outstanding shares of stock entitled to vote generally in the election of directors for any amendment of the fair price provision of the Certificate of Incorporation described above. This provision will make it more difficult for stockholders to make changes in the Certificate of Incorporation. In addition, the requirement for approval by at least a two-thirds stockholder vote will enable the holders of a minority of the voting stock of the Company to prevent the holders of a majority or more of the stock from amending such provisions of the Certificate of Incorporation.

     Preferred Stock. The Certificate of Incorporation authorizes the Board of Directors to fix, with respect to any series of Preferred Stock, the powers, preferences and rights of the shares of such series. Although the Company has no intention at the present time of doing so, it could issue Preferred Stock that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interest of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

RIGHTS PLAN

     In June 1989, the Board of Directors of Applied Materials declared a dividend distribution of one right (a "Right" or, collectively, the "Rights") for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on June 26, 1989 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company a unit consisting of one-fourth of a share (a "Unit") of Common Stock, at a price of $11.25 per Unit (the "Exercise Price"), subject to adjustment (giving effect to two subsequent two-for-one stock splits). The description and terms of the Rights are set forth in a Rights Agreement dated as of June 14, 1989 (the "Rights Agreement").

     Initially, the Rights are evidenced by the Common Stock certificates representing shares outstanding and no separate Rights certificates will be distributed. The Rights will be exercisable, and transferable apart from the shares of Common Stock, on the earlier to occur of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) 10 business days following the commencement of (or a public announcement of an intention to commence) a tender offer or exchange offer if, upon consummation thereof, the person who commenced the offer would be an Acquiring Person (the earlier of such dates being called the "Distribution Date"). The foregoing time periods are subject to extension as set forth in the Rights Agreement. After the occurrence of the event set forth in clause (ii) above, the Rights would become exercisable for a Unit of Common Stock at the Exercise Price. After the occurrence of the event set forth in clause (i) above, the Rights would become exercisable as set forth below.

     In the event that a person becomes the beneficial owner of 20% or more of the then outstanding shares of Common Stock (other than as a result of a tender or exchange offer for all shares of the Common Stock at a price and on terms determined by a majority of the directors who are not representatives, nominees, affiliates or associates of an Acquiring Person, after receiving advice from one or more nationally recognized investment banking firms selected by such directors, to be fair and adequate to the stockholders, and otherwise in the best interests of the Company and its stockholders (a "Permitted Offer")), the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter have the right to receive, for a 90-day period (the "Exercise Period"), upon exercise, Common Stock (or, under certain circumstances, cash, a reduction in the Exercise Price, other securities of the Company or any combination thereof) having a market value equal to two times the exercise price paid (i.e., at a 50% discount). Following the occurrence of this event, any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person shall immediately become null and void. However, Rights generally are not exercisable following the occurrence of such an event until such time as the Rights are no longer redeemable by the Company as set forth below. Further, Rights generally are exercisable only after the effectiveness of a registration statement for the Common Stock issuable upon exercise of the Rights under the Securities Act of 1933.

     In the event that, at any time following the Distribution Date, (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation (other than following a Permitted Offer), (ii) the Company engages in a merger or other business combination transaction with another person in which the Company is the surviving corporation, but in which its Common Stock is changed or exchanged (other than following a Permitted Offer), or (iii) 50% or more of the Company's assets or earning power (on a consolidated basis) is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, common stock of the acquiring company having a market value equal to two times the exercise price paid (i.e., at a 50% discount). The events described in clauses (i), (ii) and (iii) of this paragraph are defined as "Triggering Events."

     The Exercise Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for preferred stock that is substantially the same as Common Stock or convertible securities at less than the current market price of the Common Stock, or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends), assets (other than dividends payable in Common Stock) or of subscription rights or warrants (other than those referred to above).

     At any time after the date of the Rights Agreement until 10 business days (or such later date as the Board of Directors of the Company may determine) following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.0025 per Right, as adjusted for stock splits, stock dividends or similar transactions (the "Redemption Price"), payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors. Thereafter, the Company's right of redemption may be reinstated if the Exercise Period has expired, no Triggering Event has occurred and an Acquiring Person reduces his beneficial ownership to 5% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company and there are no other Acquiring Persons. Immediately upon the action of the Board of Directors of the Company ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to the stockholders or the Company, the stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

     The foregoing description of the Company's Common Stock and the Rights do not purport to be a complete description of the terms of the Company's Common Stock and the Rights and is qualified in its entirety by reference to the terms of such Common Stock and Rights, which are incorporated herein by reference and are set forth in full in the Company's Certificate of Incorporation and the Rights Agreement, respectively.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. This statute generally prohibits, under certain circumstances, a Delaware corporation whose stock is publicly traded, from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation or bylaws not to be governed by this Delaware law (the Company has not made such an election), (ii) prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder, (iii) the stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares held by directors who were also officers or held in certain employee stock plans) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder or (iv) the business combination was approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or any time within the prior three years did own) 15% or more of the corporation's outstanding voting stock. The term "business combination" is defined generally to include mergers, consolidations, stock sales, asset based transactions, and other transactions resulting in a financial benefit to the interested stockholder.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities separately or together, (i) to one or more underwriters or dealers for public offering and sale by them and (ii) to investors directly or through agents. The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Securities offered thereby.

     In connection with the sale of the Securities, underwriters, dealers or agents may receive compensation from the Company or from purchasers of the Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents which participate in the distribution of the Securities may be deemed to be underwriters under the Securities Act of 1933 and any discounts or commissions received by them and any profit on the resale of the Securities received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from the Company will be described in the Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Under agreements that may be entered into with the Company, underwriters, dealers and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

     The Company may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any.

     All Debt Securities will be new issues of securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the Securities is being passed upon for the Company by Orrick, Herrington & Sutcliffe, San Francisco, California. Certain matters will be passed upon for any underwriters or agents by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The audited consolidated financial statements incorporated in this Prospectus, and the financial statement schedules incorporated in the Registration Statement, by reference to the Annual Report on Form 10-K of Applied Materials, Inc. for the year ended October 31, 1993 have been so incorporated in reliance on the reports of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount and commissions.

        Registration fee..................................................  $ 86,207
        Trustee's fees and expenses.......................................    20,000*
        Accountants' fees and expenses....................................   115,000*
        Printing and engraving expenses...................................   100,000*
        Blue sky and legal investment fees and expenses...................    15,000*
        Rating agencies' fees.............................................    60,000*
        Legal fees and expenses...........................................   150,000*
        Miscellaneous.....................................................     8,793*
                                                                            --------
                  Total...................................................  $555,000
                                                                            --------
                                                                            --------

- ---------------

* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Certificate of Incorporation and Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. In addition, the Registrant has entered into indemnification agreements with its officers and directors.

     Reference is made to Section 6 of the Underwriting Agreement included herein as an exhibit to the Registration Statement for provisions regarding indemnification of the Company, officers, directors and controlling persons against certain liabilities.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                          DESCRIPTION OF EXHIBIT
- ------     -----------------------------------------------------------------
   1.1     Form of Underwriting Agreement
   4.1     Form of Indenture dated as of March   , 1994 between the
           Registrant and Harris Trust Company of California, as Trustee
   4.2     Form of Debt Security (included in Exhibit 4.1)
   5.1     Opinion of Orrick, Herrington & Sutcliffe as to the validity of the Debt Securities and Common Stock
  12.1     Computation of Ratio of Earnings to Fixed Charges
  23.1     Consent of Price Waterhouse
  23.2     The consent of Orrick, Herrington & Sutcliffe is contained in its opinion filed as Exhibit 5.1 to this Registration Statement
  24.1     Powers of Attorney
  25.1     Form T-1 Statement of Eligibility and Qualification under the
           Trust Indenture Act of 1939 of Harris Trust Company of California
           (bound separately)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Applied Materials, Inc., a corporation organized and existing under the laws of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Santa Clara, State of California, on the 1st day of March, 1994.

                                       APPLIED MATERIALS, INC.

                                       By       /s/  JAMES C. MORGAN
                                                    James C. Morgan
                                               Chairman of the Board and
                                                Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                CAPACITY                    DATE
- -----------------------------------------------    ---------------------------    ----------------
(1) Principal Executive Officer and Director:
                  /s/  JAMES C. MORGAN             Chairman of the Board,         March 1, 1994
               (James C. Morgan)                   Chief Executive Officer
                                                   and Director
(2) Principal Financial and Accounting Officer:
                 /s/  GERALD F. TAYLOR             Senior Vice President and      March 1, 1994
              (Gerald F. Taylor)                   Chief Financial Officer
(3) Directors:
                  /s/  JAMES W. BAGLEY*            Director                       March 1, 1994
               (James W. Bagley)
            /s/  HERBERT M. DWIGHT, JR.*           Director                       March 1, 1994
           (Herbert M. Dwight, Jr.)
             /s/  GEORGE B. FARNSWORTH*            Director                       March 1, 1994
            (George B. Farnsworth)
                 /s/  PHILIP V. GERDINE*           Director                       March 1, 1994
              (Philip V. Gerdine)

                   SIGNATURE                                CAPACITY                    DATE
- -----------------------------------------------    ---------------------------    ----------------
                     /s/  PAUL R. LOW*             Director                       March 1, 1994
                 (Paul R. Low)
                      /s/  DAN MAYDAN*             Director                       March 1, 1994
                 (Dan Maydan)
                                                   Director                       March 1, 1994
               (Alfred J. Stein)
                                                   Director                       March 1, 1994
                (Hiroo Toyoda)
       *By:        /s/  JAMES C. MORGAN
               (James C. Morgan)
               Attorney-in-Fact
                       A majority of the members of the Board of Directors

                               INDEX TO EXHIBITS

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                             EXHIBIT                            PAGE
- ---------     ---------------------------------------------------  -------------
      1.1     Form of Underwriting Agreement.....................
      4.1     Form of Indenture dated as of March      , 1994
              between the Registrant and Harris Trust Company of
              California, as Trustee.............................
      4.2     Form of Debt Security (included in Exhibit 4.1)....
      5.1     Opinion of Orrick, Herrington & Sutcliffe as to the
              validity of the Debt Securities and Common Stock...
     12.1     Computation of Ratio of Earnings to Fixed
              Charges............................................
     23.1     Consent of Price Waterhouse........................
     23.2     The consent of Orrick, Herrington & Sutcliffe is
              contained in its opinion filed as Exhibit 5.1 to
              this Registration Statement........................
     24.1     Powers of Attorney.................................
     25.1     Form T-1 Statement of Eligibility and Qualification
              under the Trust Indenture Act of 1939 of Harris
              Trust Company of California (bound separately).....